Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For more information, please contact:

Joe Reinhart

Vice President of Corporate Development

and Investor Relations

Mentor Graphics

503-685-1462

joe_reinhart@mentor.com

Mentor Graphics Corporation Announces Repurchase of Shares from Icahn Group

WILSONVILLE, Ore., February 19, 2016—Mentor Graphics Corporation (NASDAQ: MENT) today announced that it has entered into an agreement to repurchase 8,060,145 shares of Mentor Graphics common stock beneficially owned by Carl C. Icahn and certain of his affiliates, at a purchase price of $18.12 per share, the NASDAQ official closing price of Mentor Graphics common stock on February 18, 2016. The total purchase price for the shares will be $146 million and will be funded from Mentor Graphics cash and cash equivalents on hand. The transaction is expected to be completed on February 26, 2016.

“Our decision to repurchase these shares reflects Mentor’s belief in the value of our industry-leading technologies, new market franchises and strong financial position,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “These positions provide us with a strong foundation to deliver long-term share value.”

Inclusive of this transaction, since the third quarter of fiscal 2016 earnings release on November 19, 2015, Mentor Graphics has repurchased approximately 12.2 million shares, approximately 10 percent, of our fully diluted shares outstanding.

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8005 S.W. Boeckman • Road Wilsonville, OR 97070-7777 • 503-685-7000 • www.mentor.com

Mentor Graphics Corporation Announces Repurchase of Shares from Icahn Group

The repurchase announced today was made outside of Mentor Graphics’ existing share repurchase program and approximately $90 million remains available for repurchase under this program.

The company anticipates announcing financial results for its fiscal year ended January 31, 2016 in early March and will discuss current share count and earnings per share guidance at the time of the earnings release and conference call.

About Mentor Graphics

Mentor Graphics Corporation is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues for the fiscal year ending January 31, 2015, of approximately $1.2 billion. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com.

(Mentor Graphics is a registered trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.)

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8005 S.W. Boeckman • Road Wilsonville, OR 97070-7777 • 503-685-7000 • www.mentor.com